SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The

Securities Exchange Act of 1934

December 19, 2012

Date of Report (date of earliest event reported)

INTEVAC, INC.

(Exact name of Registrant as specified in its charter)

Delaware	0-26946	94-3125814
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

3560 Bassett Street

Santa Clara, CA 95054

(Address of principal executive offices)

(408) 986-9888

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On December 19, 2012, the Company’s Board of Directors approved the Company entering into a severance agreement pursuant to the attached forms (each an “Agreement”) with the executive officers of the Company. Each individual who will enter into an Agreement with the Company is referred to herein as an “Executive”. The following summary is qualified in its entirety by reference to the full text of the Agreement. Copies of the forms of Agreement are attached to this Current Report on Form 8-K as Exhibit 10.1 and Exhibit 10.2.

Term. Each Agreement has a term of two (2) years (the “Term”), subject to earlier termination as provided in the Agreement. Following the Term, the Executive’s employment with the Company will continue to remain at-will and may be terminated by the Company at any time with or without cause or with or without notice. The expiration of the Term will not in and of itself entitle the Executive to receive any severance, and if the Executive’s employment with the Company terminates for any reason following the completion of the Term, the Executive will not be entitled to receive any severance pursuant to the terms of the Agreement. If, prior to the expiration of the two (2) year Term, there is an initial occurrence of an act or omission by the Company that could constitute “Good Reason” for termination, and the expiration date of any Company cure period related to such act or omission could occur following the expiration of the two (2) year Term, the Term automatically will extend through the date that is thirty (30) days following the expiration of such cure period. If an Executive becomes entitled to severance benefits pursuant to his Agreement, the Agreement will not terminate until all obligations of the Company under the Agreement have been satisfied.

Severance Benefits. If the Company terminates an Executive’s employment for a reason other than Cause (as such term is defined in the Agreement) or Executive’s death or disability or if the Executive resigns for Good Reason (as such term is defined in the Agreement), and in each case, such termination occurs during the Term, the Executive will receive as severance from the Company: (i) continuing payments of the Executive’s base salary in effect on the date of the Executive’s termination, payable in accordance with the Company’s standard payroll procedures for twelve (12) months from the date of such termination, plus (ii) continuing payments of $2,000 per month, payable in accordance with the Company’s standard payroll procedures for twelve (12) months from the date of such termination. The payments of clause (ii) of the prior sentence are intended to defray costs to the Executive associated with continued health care coverage for the Executive and the Executive’s eligible dependents; however, the Executive may use such funds in any manner the Executive sees fit. The receipt of severance under the Agreement is contingent upon: (i) the Executive signing and not revoking a release of claims in favor of the Company, and (ii) the Executive’s continued compliance with the terms of his confidentiality agreement entered into with the Company.

Excise Tax. In the event that the severance payments and other benefits payable to an Executive constitute “parachute payments” under Section 280G of the U.S. tax code and would be subject to the applicable excise tax, then the Executive’s severance benefits will be either (i) delivered in full or (ii) delivered to such lesser extent which would result in no portion of such benefits being subject to the excise tax, whichever results in the receipt by the Executive on an after-tax basis of the greatest amount of benefits.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits

10.1.	Form of Severance Agreement (CFO)

10.2.	Form of Severance Agreement (Non-CFO)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INTEVAC, INC.

Date: December 21, 2012	By:	/s/ JEFFREY ANDRESON
Jeffrey Andreson
Vice President, Finance and Administration,
Chief Financial Officer, Treasurer and Secretary

EXHIBIT INDEX

Exhibit No.	Description

10.1	Form of Severance Agreement (CFO)

10.2	Form of Severance Agreement (Non-CFO)